EXHIBIT 10.3

FIRST AMENDMENT TO SUBLEASE
THIS FIRST AMENDMENT TO SUBLEASE (“First Amendment”), made as of the 30th day of June, 2015 (“Effective Date”), by and between Google Inc., a Delaware Corporation (“Sublandlord”) and Juniper Networks, Inc., a Delaware Corporation, (“Subtenant”) to be effective and binding upon the parties as of that date.
RECITALS

A.
FSP-Sunnyvale Office Park, LLC (“Head Landlord”) (as successor-in-interest to, among others, Sunnyvale Office Park, L.P. and Mathilda Associates LLC), as landlord, and Sublandlord (as successor-in-interest to Subtenant), as tenant, as parties to that certain Lease dated June 18, 1999, as amended by that certain First Amendment to Lease dated February 28, 2000, as further amended by that certain Second Amendment to Lease dated October 14, 2009, and as further amended by that certain Consent to Assignment and Third Amendment to Lease dated for reference purposes August 18, 2014 (collectively, the “Head Lease”) for approximately 144,315 rentable square feet of space (“Leased Premises”) in the building located at 1194 N Mathilda Avenue, Sunnyvale, California (“Building”). The Head Lease term is due to expire on June 30, 2020.

B.
On or about August 18, 2014, Subtenant and Sublandlord, with the consent of Head Landlord and Head Landlord’s lender entered into that certain Assignment and Assumption of Lease dated as of August 18, 2014 (“Assignment”), pursuant to which Subtenant assigned to Sublandlord all of Subtenant’s right, title and interest in, to and under the Head Lease, the Leased Premises, and that certain subordination, non-disturbance and attornment agreement dated as of August 7, 2013 (the “SNDA”), entered into by Subtenant and Head Landlord’s lender, Bank of America, N.A., a national banking association, as Administrative Agent for the holder of certain liens secured by the Building (“Administrative Agent”).

C.
On or about August 18, 2014, Subtenant and Sublandlord, with the consent of Head Landlord and Administrative Agent entered into that certain Sublease dated as of August 18, 2014 (“Sublease”), which is subordinated to the Head Lease as described in the Sublease. The Sublease Term is due to expire on June 30, 2016 (“Sublease Expiration Date”).

D.
On or about August 18, 2014, Head Landlord, Sublandlord and Subtenant, with the consent of Administrative Agent, entered into that certain Consent to Sublease dated as of August 18, 2014 (the “Sublease Consent”).

E.
On August 21, 2014, Head Landlord, Sublandlord and Subtenant executed the Confirmation of Assignment Date (“Confirmation”) and stipulated the effective date of the Assignment and Sublease as August 21, 2014.

F.	Subtenant desires and Sublandlord agrees to amend the Sublease as expressed below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the respective undertaking of the parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follow:

1.Capitalized Terms: Each capitalized term used in this First Amendment shall have the meaning ascribed to it in the Sublease, unless such term is otherwise defined in this First Amendment.

2.Sublease Expiration Date: Sublandlord acknowledges and agrees that Subtenant has validly exercised the Expiration Extension Option pursuant to the terms and conditions of Article 14 of the Sublease and, accordingly, the Sublease Expiration Date (as elected by Subtenant) shall be December 31, 2016 (subject to the earlier right of termination set forth in Section 3 below). The Sublease is extended upon all of the terms, covenants and conditions set forth therein and the parties acknowledge and agree that the Base Monthly Rent for the period commencing July 1, 2016, through and including December 31, 2016, shall be as set forth in Section 1.1 of the Sublease (i.e., $421,399.80 per month).

3.Option To Terminate: Sublandlord grants Subtenant the right, but not the obligation, in Subtenant’s sole and absolute discretion, to terminate the Sublease at any time prior to the Sublease Expiration Date (i.e., December 31, 2016), by delivering not less than six (6) weeks’ prior written notice to Sublandlord (which written notice shall specify the date of early termination of the Sublease (the “Early Termination Date”)), whereupon, as of the Early Termination Date, the parties shall be released of all of their obligations and liabilities under the Sublease, except for the following (all of which shall survive except to the extent any certain matter is expressly waived in writing by the Sublandlord): (i) any indemnity obligations; (ii) any obligations which accrued on or prior to the Early Termination Date; and (iii) any obligations that would expressly survive the expiration or early termination of the Sublease. The parties agree that the early termination notice shall be binding upon the delivery of the same by Subtenant to Sublandlord and the Sublease shall terminate upon the Early Termination Date specified in such Subtenant notice. If Subtenant thereafter fails to vacate and surrender exclusive possession of the Leased Premises to Sublandlord on or prior to the Early Termination Date in accordance with the terms of the Sublease, then the terms of Section 18.2 of the Sublease shall apply as though the Early Termination Date were the Sublease Expiration Date.

4.Effectiveness Contingent Upon Consent of Head Landlord: Sublandlord and Subtenant expressly acknowledge and agree that this First Amendment is subject to, and shall not be effective unless and until the occurrence of, the written consent of Head Landlord. Subtenant shall pay all reasonable documented actual out-of-pocket costs incurred by Sublandlord in seeking or procuring the consent of Head Landlord and Administrative Agent. Sublandlord and Subtenant shall use commercially reasonable efforts in seeking the written consent of Head Landlord to this First Amendment.

5.Full Force and Effect of Sublease and Sublease Consent: Except as modified by this First Amendment, the Sublease and the Sublease Consent, and all covenants, terms and conditions thereof, shall remain in full force and effect and are hereby in all respects ratified and confirmed.

6.Entire Agreement: The Sublease, as amended by this First Amendment, constitutes the entire understanding between the parties, and there are no other agreements or representations between the parties relating to the Sublease, except as expressly set forth herein. No subsequent changes, modifications or additions to this Sublease shall be binding unless in writing and signed by both Sublandlord and Subtenant and approved by Head Landlord.

7.Counterparts: This First Amendment may be executed in any number of counterparts (each of which may be delivered electronically, in which event the parties may rely upon any signatures delivered electronically as if the same were originals). Each counterpart shall be deemed an original, but all counterparts (including those delivered electronically) when taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this First Amendment as of the Effective Date.

SUBTENANT
Juniper Networks, Inc.
a Delaware corporation
By: /s/ Mitchell Gaynor
Name: Mitchell Gaynor
Title: Executive Vice President

SUBLANDLORD
Google Inc.,
a Delaware corporation
By: /s/ David Radcliffe
Name: David Radcliffe
Title: VP. Real Estate
8/31/15